Exhibit 99.4

News Release

Hexcel Corporation, 281 Tresser Boulevard, Stamford, CT 06901 (203) 969-0666

HEXCEL ANNOUNCES CONSUMMATION OF A NEW SENIOR SECURED CREDIT FACILITY

STAMFORD, CT. — May 21, 2009 — Hexcel Corporation (NYSE: HXL) today announced the successful consummation of a new $300 million senior secured credit facility consisting of  $175 million in term loans that mature in five years and a $125 million revolving loan that will mature in four years. The new facility replaces the Company’s 2005 senior secured credit facility ($167 million of term loans and $125 million revolving loan) that would have begun to expire March 1, 2010.  The new loans are rated BBB- by S&P, which is an increase from the previous rating of BB+.   Moody’s has reaffirmed their Ba1 rating. The offering was  led by Deutsche Bank Securities Inc. and Banc of America Securities LLC.

Mr. David E. Berges, Chairman, & CEO commented, “We are very pleased to have refinanced our credit facility well in advance of its maturity. This move will extend the stability of our overall financial position and provide us with the flexibility to achieve our projected long term growth despite the uncertainties of the global economic picture.  We were quite pleased by the response of the credit markets to our refinancing. ”

The term loan was issued at a price of 98, with an interest rate of LIBOR + 4%.  The revolver interest rate is LIBOR + 3.25% to 4% depending upon our leverage ratio.  Both loans will have a LIBOR floor of 2.5%.  As a result of the refinancing, Hexcel will incur a pretax charge of $1.7 million in the second quarter in connection with the acceleration of unamortized financing costs on the old credit facility.  Quarterly interest costs will increase by less than $2 million.

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Hexcel Corporation is a leading advanced composites company.  It develops, manufactures and markets lightweight, high-performance structural materials, including carbon fibers, reinforcements for composites, prepregs, honeycomb, matrix systems, adhesives and composite structures, used in commercial aerospace, space and defense and industrial applications.

Contacts	Investors:
Wayne Pensky
(203) 352-6839
wayne.pensky@hexcel.com

Media:
Michael Bacal
(203) 352-6826
michael.bacal@hexcel.com